Exhibit 99.1

FOR IMMEDIATE RELEASE: October 27, 2011

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

O.co (aka Overstock.com) Reports Q3 2011 Results

Company will host conference call and webcast today at 11:30 AM EDT

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended September 30, 2011.

Key Q3 2011 metrics (comparison to Q3 2010):

•                  Revenue:  $239.7M vs. $245.4M (2% decrease);

•                  Gross margin: 16.0% vs. 16.9% (90 basis point decrease);

•                  Gross profit:  $38.4M vs. $41.4M (7% decrease);

•                  Sales and marketing expense: $13.8M vs. $15.6M (12% decrease);

•                  Contribution (non-GAAP measure): $24.6M vs. $25.8M (5% decrease);

•                  G&A/Technology expense: $32.5M vs. $28.9M (12% increase);

•                  Net loss: $(7.8)M vs. $(3.4)M ($4.4M increase); and

•                  Diluted EPS: $(0.33)/share vs. $(0.15)/share ($0.18 loss per share increase).

The Company will hold a conference call and webcast to discuss its third quarter 2011 financial results on Thursday, October 27, 2011 at 11:30 a.m. Eastern Time.

Webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com.  To listen to the conference call via telephone, dial (866) 551-1816 and enter conference ID 21393510 when prompted.  Participants outside the United States or Canada who do not have Internet access should dial +1 (706) 758-1198 and enter conference ID 21393510 when prompted.

Replay

A replay of the conference call will be available at http://investors.overstock.com starting 2 hours after the live call has ended.  An audio replay of the webcast will be available via telephone starting at 12:30 p.m. Eastern Time on Thursday, October 27, 2011, through 11:59 p.m. Eastern Time on Thursday, November 3, 2011.  To listen to the recorded webcast by phone, please dial (855) 859-2056 and enter conference ID 21393510 when prompted.  Outside the U.S. or Canada please dial +1 (404) 537-3406 and enter conference ID 21393510 when prompted.

Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics discussion:

You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue — Total net revenue for the third quarter of 2011 and 2010 was $239.7 million and $245.4 million, respectively, a 2% decrease. The primary reasons for shrinking revenue for the three months ended September 30, 2011 were visits to our website were up slightly, conversion rates were lower, resulting in fewer orders, and an 8% decrease in new customers compared to last year. We believe that the decline in revenue is partially the result of a decrease in site wide promotions and email and affiliate channel couponing we did to shift resources to promoting our Club O loyalty program. We also believe that our current efforts to rebrand ourselves from Overstock.com to O.co may have contributed to the decline in revenue.

Gross profit — Gross profit for the third quarter of 2011 and 2010 was $38.4 million and $41.4 million, respectively, a 7% decrease. Gross profit represents 16.0% and 16.9% of total net revenue for those respective periods. Competitive pricing initiatives were the primary reason for lower gross profit. Higher freight and warehouse related costs as a percentage of revenue, offset in part by a favorable sales mix shift into higher margin categories such as Home & Garden also had an impact.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for the third quarter of 2011 and 2010 was $24.6 million (10.2% contribution margin) and $25.8 million (10.5% contribution margin), respectively, a 5% decrease in contribution (a 30 basis point decrease in contribution margin).

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our fixed operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution, see the calculation of this non-GAAP financial measure below (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Total revenue	$239,738	$245,420	$740,200	$741,003
Cost of goods sold	201,365	204,042	611,973	610,775
Gross profit	38,373	41,378	128,227	130,228
Less: Sales and marketing expense	13,822	15,626	42,902	44,084
Contribution	$24,551	$25,752	$85,325	$86,144
Contribution margin	10.2%	10.5%	11.5%	11.6%

Sales and marketing expenses — Sales and marketing expenses totaled $13.8 million and $15.6 million for the third quarter of 2011 and 2010, respectively, a 12% decrease, and representing 5.8% and 6.4% of total net revenue for those respective periods. The decrease in sales and marketing expenses as a percentage of revenue for this period was primarily related to the shift away from traditional advertising campaigns, into Club O loyalty program promotions that are accounted for as a reduction of revenue.

Technology expenses — Technology expenses totaled $17.2 million and $14.2 million for the third quarter of 2011 and 2010, respectively, a 21% increase, and representing 7.2% and 5.8% of total net revenue for those respective periods. The $3.0 million increase is primarily due to a $1.3 million increase in compensation expense (primarily due to increases in staffing) and approximately $470,000 in increased depreciation expense due to higher technology capital spending last year.

General and administrative (“G&A”) expenses — G&A expenses totaled $15.3 million and $14.7 million for the third quarter of 2011 and 2010, respectively, a 4% increase, and representing 6.4% and 6.0% of total net revenue for those respective periods. The $579,000 increase is primarily due to an increase of $870,000 in legal fees, partially offset by a reduction of $455,000 in compensation expense (primarily due to decreases in staffing).

Operating loss — Operating loss for the third quarter of 2011 was $(7.9) million compared to $(3.2) million for 2010, a $4.7 million increase.

Interest income — Interest income for the third quarter of 2011 and 2010 was $23,000 and $55,000, respectively.

Interest expense —Interest expense was $662,000 and $668,000 for the third quarter of 2011 and 2010, respectively, and is largely related to interest incurred on our Senior Notes, our finance obligations and our capital leases.

Other income, net — Other income, net for the third quarter of 2011 and 2010 was $553,000 and $387,000, respectively. The increase in other income, net is primarily due to increased gift card breakage, offset in part by no extinguishments of Senior Notes with accompanying gains on the buyback.

Net loss — Net loss for the third quarter of 2011 was $(7.8) million, or $(0.33) per share, compared to net loss of $(3.4) million, or $(0.15) per share for the third quarter of 2010.

Free cash flow (a non-GAAP financial measure) — Free cash flow for the twelve months ending September 30, 2011 and 2010 was $24.2 million and $14.1 million, respectively.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for future investment, debt retirement or other changes to our capital structure after we have paid all of our expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Nine months ended September 30,		Twelve months ended September 30,
	2011	2010	2011	2010
Net cash provided by (used in) operating activities	$(16,300)	$(31,722)	$31,744	$34,654
Expenditures for fixed assets, including internal-use software and website development	(6,344)	(19,317)	(7,538)	(20,583)
Free cash flow	$(22,644)	$(51,039)	$24,206	$14,071

Cash and working capital — At September 30, 2011, Overstock.com had cash and cash equivalents (including restricted cash) of $81.5 million.  Working capital was $18.4 million and $14.7 million at September 30, 2011 and December 31, 2010, respectively.

About O.co (also known as Overstock.com) O.co, also known as Overstock.com, is Your Savings Engine offering brand-name products. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel. O.co, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co. O.co regularly posts information about the company and other related matters on its website under the heading “Investor Relations.” Overstock.com® is a registered trademark of Overstock.com, Inc. O.co™ and Your Savings Engine™ are trademarks of Overstock.com, Inc., Inc. All other trademarks are the property of their respective owners.

# # #

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC on February 28, 2011, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 as filed with the SEC on July 28, 2011, or any amendments thereto, and our other subsequent filings with the SEC identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenue, net
Direct	$34,749	$47,508	$116,353	$140,458
Fulfillment partner	204,989	197,912	623,847	600,545
Total net revenue	239,738	245,420	740,200	741,003
Cost of goods sold
Direct	32,472	43,174	105,733	124,192
Fulfillment partner	168,893	160,868	506,240	486,583
Total cost of goods sold	201,365	204,042	611,973	610,775
Gross profit	38,373	41,378	128,227	130,228
Operating expenses:
Sales and marketing	13,822	15,626	42,902	44,084
Technology	17,171	14,186	50,639	42,312
General and administrative	15,321	14,742	50,032	44,151
Restructuring	—	—	—	(136)
Total operating expenses	46,314	44,554	143,573	130,411
Operating loss	(7,941)	(3,176)	(15,346)	(183)
Interest income	23	55	121	111
Interest expense	(662)	(668)	(1,968)	(2,230)
Other income, net	553	387	962	1,410
Loss before income taxes	(8,027)	(3,402)	(16,231)	(892)
Provision (benefit) for income taxes	(240)	(44)	(202)	78
Net loss	$(7,787)	$(3,358)	$(16,029)	$(970)
Deemed dividend related to redeemable common stock	—	(23)	(12)	(99)
Net loss attributable to common shares	$(7,787)	$(3,381)	$(16,041)	$(1,069)
Net loss per common share—basic:
Net loss attributable to common shares—basic	$(0.33)	$(0.15)	$(0.69)	$(0.05)
Weighted average common shares outstanding—basic	23,276	23,060	23,253	23,006
Net loss per common share—diluted:
Net loss attributable to common shares—diluted	$(0.33)	$(0.15)	$(0.69)	$(0.05)
Weighted average common shares outstanding—diluted	23,276	23,060	23,253	23,006

Other data:
Gross bookings	$262,564	270,922	814,928	815,745
Average customer acquisition cost (in dollars)	19.64	20.34	20.17	18.44

Overstock.com, Inc.

Consolidated Balance Sheets (Unaudited)

(in thousands)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$79,138	$124,021
Restricted cash	2,383	2,542
Accounts receivable, net	8,445	13,560
Inventories, net	19,210	32,114
Prepaid inventories, net	1,415	2,082
Prepaids and other assets	15,254	11,651
Total current assets	125,845	185,970
Fixed assets, net	27,085	27,800
Goodwill	2,784	2,784
Other long-term assets, net	2,261	1,405
Total assets	$157,975	$217,959
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,552	$67,311
Accrued liabilities	37,684	40,751
Deferred revenue	21,180	24,027
Convertible senior notes, net	—	34,484
Finance obligations, current	5,844	3,922
Capital lease obligations, current	185	729
Total current liabilities	107,445	171,224
Capital lease obligations, non-current	3	113
Finance obligations, non-current	14,485	12,219
Long-term debt	17,000	—
Other long-term liabilities	3,034	3,175
Total liabilities	141,967	186,731

Redeemable common stock	—	570

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	352,728	349,747
Accumulated deficit	(258,356)	(242,327)
Treasury stock	(78,366)	(76,764)
Total stockholders’ equity	16,008	30,658
Total liabilities and stockholders’ equity	$157,975	$217,959

Overstock.com, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine months ended September 30,		Twelve months ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$(16,029)	$(970)	$(1,170)	$11,757
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12,472	10,471	16,581	13,312
Realized loss on marketable securities	—	—	—	9
(Gain) loss on disposition of fixed assets	—	14	(14)	13
Stock-based compensation to employees and directors	2,411	3,770	3,697	5,092
Amortization of debt discount	77	306	162	367
(Gain) loss from early extinguishment of debt	54	(346)	54	(346)
Restructuring reversals	—	(136)	(433)	(136)
Changes in operating assets and liabilities:
Restricted cash	159	1,872	159	1,743
Accounts receivable, net	5,115	3,252	(57)	1,012
Inventories, net	12,904	(11,018)	15,183	(12,358)
Prepaid inventories, net	667	168	1,296	905
Prepaids and other assets	(3,218)	(1,176)	(1,674)	(852)
Other long-term assets, net	12	(474)	271	(514)
Accounts payable	(24,775)	(30,837)	(3,253)	12,056
Accrued liabilities	(3,507)	(6,649)	567	1,098
Deferred revenue	(2,847)	85	430	1,550
Other long-term liabilities	205	(54)	(55)	(54)
Net cash provided by (used in) operating activities	(16,300)	(31,722)	31,744	34,654

Cash flows from investing activities:
Purchases of marketable securities	(119)	(100)	(155)	(100)
Purchases of intangible assets	(7)	(380)	(23)	(380)
Sale of marketable securities prior to maturity	—	—	—	(9)
Investment in precious metals	—	(1,657)	—	(1,657)
Expenditures for fixed assets, including internal-use software and website development	(6,344)	(19,317)	(7,538)	(20,583)
Net cash used in investing activities	(6,470)	(21,454)	(7,716)	(22,729)

Cash flows from financing activities:
Payments on capital lease obligations	(654)	(422)	(722)	(472)
Capitalized financing costs	(121)	—	(121)	(245)
Proceeds from finance obligations	1,429	14,577	3,235	14,577
Payments on finance obligations	(3,390)	—	(4,231)	—
Paydown on direct financing arrangement	(160)	(146)	(211)	(205)
Proceeds from long-term debt	17,000	—	17,000	—
Payments to retire convertible senior notes	(34,615)	(24,865)	(34,615)	(24,865)
Purchase of redeemable stock	—	—	(26)	—
Purchase of treasury stock	(1,602)	(821)	(1,606)	(828)
Exercise of stock options	—	1,504	(1)	1,530
Net cash used in financing activities	(22,113)	(10,173)	(21,298)	(10,508)
Net increase (decrease) in cash and cash equivalents	(44,883)	(63,349)	2,730	1,417
Cash and cash equivalents, beginning of period	124,021	139,757	76,408	74,991
Cash and cash equivalents, end of period	$79,138	$76,408	$79,138	$76,408